Exhibit 99.1

FOR IMMEDIATE RELEASE                                         Contact:                  Rob Kukla, Jr.
October 28, 2010                                                                                                 Director, Investor Relations
713-753-5082

Heather Browne
Director, Media Relations
713-753-3775

KBR ANNOUNCES $0.62 EARNINGS PER DILUTED SHARE
FOR THIRD QUARTER 2010 RESULTS

▪	Net income attributable to KBR up 33% compared to the third quarter of 2009

▪	Cash flows from operating activities of $541 million for the first nine months of 2010

▪	Backlog of $12.3 billion as of September 30, 2010, essentially flat from June 30, 2010

▪	In the third quarter of 2010, KBR repurchased approximately 6.9 million shares for approximately $160 million; share repurchase program completed first week of October 2010

HOUSTON, Texas – KBR (NYSE:KBR) announced today that third quarter 2010 net income attributable to KBR was $97 million, or $0.62 per diluted share, compared to net income attributable to KBR of $73 million, or $0.45 per diluted share, in the third quarter of 2009.

Consolidated revenue in the third quarter of 2010 was $2.5 billion compared to $2.8 billion in the third quarter of 2009. Revenue for the third quarter of 2010 included an expected decrease of $440 million for North America Government & Defense compared to prior year third quarter, substantially related to LogCAP III. Consolidated operating income was $163 million in the third quarter of 2010 compared to $131 million in the third quarter of 2009.

Hydrocarbons business group revenue and job income in the third quarter of 2010 was $974 million and $120 million, up $90 million and $30 million, respectively, compared to the prior year third quarter. The Infrastructure, Government, and Power (IGP) business group revenue in the third quarter of 2010 was $983 million, down $496 million compared to the prior year third quarter, primarily related to reduced activity on LogCAP III. The IGP job income was $115 million in the third quarter of 2010, down $30 million compared to the prior year third quarter. Services revenue and job income in the third quarter of 2010 was $480 million and $45 million, up $16 million and $6 million, respectively, compared to the third quarter of 2009.

“I am pleased with KBR’s third quarter results, with earnings per diluted share up 38% from last year’s third quarter. The businesses continue to execute well on projects, with Hydrocarbons’ business group income up 43 percent and Services’ business unit income up 24 percent,” said Bill Utt, Chairman, President, and Chief Executive Officer of KBR. “The Services, I&M, and P&I businesses continued to experience a slower recovery in their respective markets; however, we are beginning to see activity slowly picking up in these markets.”

Hydrocarbons Business Group Results

Gas Monetization job income was $59 million in the third quarter of 2010 compared to job income of $40 million in the third quarter of 2009. The increase in job income was related to increased work on the Gorgon LNG project, partially offset by lower activity on the Pearl GTL and Escravos GTL projects. During the third quarter of 2010, KBR negotiated a final settlement agreement with one of its commercial agents who provided services to various Gas Monetization and Oil & Gas projects which resulted in a non-cash gain in the third quarter of 2010. Also during the third quarter of 2010, KBR identified increases in the forecast cost to complete an LNG project primarily due to actions and inactions on the part of the customer which resulted in a non-cash charge to job income in the third quarter of 2010. KBR will pursue all available remedies and mitigation actions which may reduce its exposure to the estimated project cost increases in future periods. The net impact of these two items to Hydrocarbons’ job income in the third quarter of 2010 was negligible. The third quarter of 2009 included approximately a $30 million charge on two LNG projects, which are now commercially operational, related to equipment failures, subcontractor claims, and schedule delays.

Oil and Gas job income was $24 million in the third quarter of 2010 compared to job income of $20 million in the third quarter of 2009. The increase in job income is primarily related to several new projects and higher progress on existing projects, including the CLOV FPSO, Bigfoot, Jack/St. Malo, and West Nile Delta projects. Partially offsetting the increase was lower activity on the North Rankin offshore platform project which is nearing completion.

Downstream job income was $23 million in the third quarter of 2010 compared to job income of $16 million in the third quarter of 2009. The increase in job income was primarily related to increased activity on the Lobito refinery in Angola and several projects in the Middle East, including the Shaybah NGL and Yanbu export refinery projects.

Technology job income was $14 million in the third quarter of 2010, flat compared to the third quarter of 2009.

Infrastructure, Government, and Power Business Group Results

North America Government and Defense (NAGD) job income was $73 million in the third quarter of 2010 compared to job income of $82 million in the third quarter of 2009. The third quarter of 2010 included approximately $34 million in LogCAP III award fees for work performed during the period of September 2009 through February 2010 for Iraq and from September 2009 through May 2010 for Afghanistan. The decrease in job income was primarily related to the overall lower volume on LogCAP III projects in Iraq, partially offset by increased activities on the LogCAP IV contract. In addition, the third quarter of 2009 included approximately $15 million in accrued LogCAP III award fees compared to no award fees accrued for work performed during the third quarter of 2010, as well as $17 million in income related to the reduction of a previous charge related to the ASCO litigation.

International Government and Defense (IGD) job income was $22 million in the third quarter of 2010 compared to job income of $17 million in the third quarter of 2009. The increase in job income was primarily related to warranty expirations on the Tier 3 Basra project in Iraq and higher margins on the Allenby and Connaught project.

Infrastructure and Minerals (I&M) job income was $14 million in the third quarter of 2010 compared to job income of $24 million in the third quarter of 2009. The decrease in job income was related to the overall decrease on several Australian engineering projects. Partially offsetting this decrease was higher volume on the Hope Downs 4 mining project and a water project in Australia.

Power and Industrial (P&I) job income was $6 million in the third quarter of 2010 compared to job income of $22 million in the third quarter of 2009. The decrease in job income was primarily related to the completion of the Georgia Power and Proctor & Gamble projects, lower volumes on the Red River project that is nearing completion, as well as a gain in the third quarter of 2009 from the collection of a fully-reserved receivable on a completed project.

Services Results

Services job income was $45 million in the third quarter of 2010 compared to job income of $39 million in the third quarter of 2009. The increase in job income was driven by increased activity on the multi-site DuPont maintenance project, growing contribution from on-call construction projects, and the Hunt refining project in Alabama, as well as favorable change orders on a power project in the Southeast.

Ventures Results

Ventures job income was $7 million in the third quarter of 2010 compared to job income of $5 million in the third quarter of 2009. The increase in job income was primarily related to improved financial performance at the EBIC ammonia project as a result of higher sales volume and increased ammonia prices, and the consolidation of a heavy equipment transport project for the U.K. military effective from January 1, 2010.

Corporate

Corporate general and administrative expense in the third quarter of 2010 was $53 million compared to $54 million the prior year third quarter.

Total cash provided by operating activities for the first nine months of 2010 was $541 million, driven by overall earnings, improvements in cash receipts in the Gas Monetization business unit, a decline in LogCAP working capital requirements, as well as the receipt of $94 million in award fees during the first nine months of 2010.

Full Year 2010 Outlook

The KBR full year 2010 earnings per diluted share guidance given in July  is $1.75 to $2.00.  KBR now expects earnings per diluted share to be in the upper half of that range.

Significant Achievements and Awards

▪
KBR announced that it was awarded a contract to provide engineering, procurement management and construction management (EPCM) for the Hope Downs 4 iron ore mine in remote Western Australia. The scope of the project is valued at $1.285 billion USD. KBR will provide design, engineering, procurement management, project and construction management for the 15 million dry tonnes per annum (Mtpa) mine, which is located 620 miles (1000km) north of Perth, the capital city of Western Australia.  Construction is scheduled to begin in February 2011, subject to regulatory approvals and be completed in early 2013.

▪
KBR announced it was awarded a contract to execute the topsides detailed design for TOTAL’s CLOV floating production, storage and offloading (FPSO) unit. This project is the fourth development pole in Angola’s deep offshore Block 17 and lead to four fields - Cravo, Lirio, Orquidea and Violeta – coming on stream. In collaboration with Daewoo Shipbuilding & Marine Eng. Co. Ltd. (DSME) – the engineering, procurement, installation and construction contractor for the project – KBR will execute the detailed engineering of topsides for the project, which is estimated to produce reserves of approximately 500 million barrels of oil. The facility will be designed to process approximately 160,000 barrels per day (BPD) of oil, 230 million standard cubic feet per day (MMSCFD) of natural gas, and have a 1.8 million barrels of oil (MMBBL) storage capacity.

▪
KBR announced that its affiliate, Kellogg Brown and Root South Africa (Proprietary) Limited has entered into a Broad-Based Black Economic Empowerment (BBBEE) transaction that is another step in KBR’s continuing commitment to the transformation of South Africa’s economy. This transaction makes KBR the leading engineering and construction contractor in South Africa in this regard, with an anticipated BBBEE rating at Level 4 or better.

▪
KBR announced that it was awarded a $62 million contract to provide engineering and construction management services for the construction of a new ceramic proppant manufacturing line at the CARBO Ceramics Inc. plant in Toomsboro, Georgia. The proppant manufacturing line is designed to produce 250-million pounds-per-year of product at completion.  Construction is expected to be completed before the end of 2011.

KBR is a global engineering, construction and services company supporting the energy, hydrocarbon, government services, minerals, civil infrastructure, power, and industrial markets. For more information, visit www.kbr.com.

NOTE: The statements in this press release that are not historical statements, including statements regarding future financial performance and backlog information, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company’s control, that could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the outcome of and the publicity surrounding audits and investigations by domestic and foreign government agencies and legislative bodies; potential adverse proceedings by such agencies and potential adverse results and consequences from such proceedings; the scope and enforceability of the company’s indemnities from Halliburton Company; changes in capital spending by the company’s customers; the company’s ability to obtain contracts from existing and new customers and perform under those contracts; structural changes in the industries in which the company operates, escalating costs associated with and the performance of fixed-fee projects and the company’s ability to control its cost under its contracts; claims negotiations and contract disputes with the company’s customers; changes in the demand for or price of oil and/or natural gas; protection of intellectual property rights; compliance with environmental laws; changes in government regulations and regulatory requirements; compliance with laws related to income taxes; unsettled political conditions, war and the effects of terrorism; foreign operations and foreign exchange rates and controls; the development and installation of financial systems; increased competition for employees; the ability to successfully complete and integrate acquisitions; and operations of joint ventures, including joint ventures that are not controlled by the company.

KBR’s Annual Report on Form 10-K dated February 25, 2010, recent Current Reports on Forms 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors that KBR has identified that may affect the business, results of operations and financial condition. KBR undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

KBR, Inc.: Condensed Consolidated Statements of Income
(Millions, except per share data)
(Unaudited)

Three Months Ended		
	September 30, 2010	September 30, 2009	June 30, 2010
Revenue:			
Hydrocarbons	$ 974	$ 884	$ 1,004
Infrastructure, Government and Power	983	1,479	1,197
Services	480	464	452
Ventures	13	5	13
Other	5	8	5
Total revenue	2,455	2,840	2,671
Business unit income (loss):			
Hydrocarbons	93	65	116
Infrastructure, Government and Power	83	104	105
Services	26	21	25
Ventures	6	4	7
Other	5	(5)	(1)
Total business unit income	213	189	252
Unallocated costs:			
Loss on disposition of assets - corporate	(1)	(1)	(2)
Labor cost absorption	4	(3)	4
Corporate general and administrative	(53)	(54)	(55)
Operating income	163	131	199
Interest expense, net	(3)	-	(5)
Foreign currency gains (losses), net	1	-	(3)
Other non-operating expenses	(1)	(1)	-
Income before income taxes and noncontrolling interests	160	130	191
Provision for income taxes	(43)	(33)	(69)
Net income	117	97	122
Net income attributable to noncontrolling interests	(20)	(24)	(16)
Net income attributable to KBR	$ 97	$ 73	$ 106
Net income attributable to KBR per share (a):			
Basic	$ 0.62	$ 0.46	$ 0.66
Diluted	$ 0.62	0.45	0.66
Basic weighted average shares outstanding	155	160	160
Diluted weighted average shares outstanding	156	161	161
Cash dividends declared per share (b)	$ 0.05	$ 0.05	$ 0.05

(a) Due to the effect of rounding, the sum of the individual per share amounts may not equal the total shown.

(b) The dividend in the third quarter of 2010 was declared in July 2010 for shareholders of record as of September 15, 2010.

KBR, Inc.: Condensed Consolidated Statements of Income
(Millions, except per share data)
(Unaudited)

Nine Months Ended September 30, 2010	Nine Months Ended September 30, 2009
Revenue:		
Hydrocarbons	$ 2,900	$ 2,701
Infrastructure, Government and Power	3,454	4,960
Services	1,347	1,437
Ventures	41	16
Other	15	27
Total revenue	7,757	9,141
Business unit income (loss):		
Hydrocarbons	285	225
Infrastructure, Government and Power	234	275
Services	72	64
Ventures	21	15
Other	5	(4)
Total business unit income	617	575
Unallocated costs:		
Loss on disposition of assets - corporate	(3)	(1)
Labor cost absorption	4	(5)
Corporate general and administrative	(157)	(157)
Operating income	461	412
Interest income (expense), net	(12)	1
Foreign currency gains (losses), net	(4)	1
Other non-operating expenses	(1)	(2)
Income before income taxes and noncontrolling interests	444	412
Provision for income taxes	(146)	(137)
Net income	298	275
Net income attributable to noncontrolling interests	(49)	(58)
Net income attributable to KBR	$ 249	$ 217
Net income attributable to KBR per share (a):		
Basic	$ 1.57	$ 1.35
Diluted	1.56	1.35
Basic weighted average shares outstanding	158	160
Diluted weighted average shares outstanding	159	161
Cash dividends declared per share (b)	$ 0.10	$ 0.10

(a) Due to the effect of rounding, the sum of the individual per share amounts may not equal the total shown.

(b) The dividend in the third quarter of 2010 was declared in July 2010 for shareholders of record as of September 15, 2010.

KBR, Inc.: Condensed Consolidated Balance Sheets
(Millions)
(Unaudited)

September 30, 2010	December 31, 2009
Assets		
Current assets:		
Cash and equivalents	$ 1,175	$ 941
Receivables:		
Accounts receivable, net	1,383	1,243
Unbilled receivables on uncompleted contracts	478	657
Total receivables	1,861	1,900
Deferred income taxes	194	192
Other current assets	377	608
Total current assets	3,607	3,641
Property, plant and equipment, net of accumulated depreciation of $326 and $264	348	251
Goodwill	697	691
Intangible assets, net	75	58
Equity in and advances to related companies	217	164
Noncurrent deferred income taxes	117	120
Noncurrent unbilled receivables on uncompleted contracts	321	321
Other assets	84	81
Total assets	$ 5,466	$ 5,327
Liabilities and Shareholders' Equity		
Current liabilities:		
Accounts payable	$ 938	$ 1,045
Due to former parent, net	49	53
Advanced billings on uncompleted contracts	526	407
Reserve from estimated losses on uncompleted contracts	29	40
Employee compensation and benefits	248	191
Current non-recourse project-finance debt of a variable interest entity	9	-
Other current liabilities	432	552
Current liabilities related to discontinued operations, net	-	3
Total current liabilities	2,231	2,291
Noncurrent employee compensation and benefits	451	469
Noncurrent non-recourse project-finance debt of a variable interest entity	98	-
Other noncurrent liabilities	106	106
Noncurrent income taxes payable	113	43
Noncurrent deferred tax liability	119	122
Total liabilities	3,118	3,031
KBR shareholders' equity		
Preferred stock	-	-
Common stock	-	-
Paid-in-capital in excess of par value	2,111	2,103
Accumulated other comprehensive loss	(428)	(444)
Retained earnings	1,087	854
Treasury stock	(439)	(225)
Total KBR shareholders' equity	2,331	2,288
Noncontrolling interests	17	8
Total shareholders' equity	2,348	2,296
Total liabilities and shareholders' equity	$ 5,466	$ 5,327

KBR, Inc.: Condensed Consolidated Statements of Cash Flows
(Millions)
(Unaudited)

KBR, Inc.: Revenue and Operating Results by Business Unit
(Millions)
(Unaudited)

Three Months Ended		
Revenue:	September 30, 2010	September 30, 2009	June 30, 2010
Hydrocarbons:			
Gas Monetization	$ 698	$ 641	$ 708
Oil and Gas	107	95	104
Downstream	139	121	157
Technology	30	27	35
Total Hydrocarbons	974	884	1,004
Infrastructure, Government and Power			
North America Government and Defense	753	1,193	926
International Government and Defense	87	71	103
Infrastructure and Minerals	64	86	64
Power and Industrial	79	129	104
Total Infrastructure, Government and Power	983	1,479	1,197
Services	480	464	452
Ventures	13	5	13
Other	5	8	5
Total revenue	$ 2,455	$ 2,840	$ 2,671
Business unit income (loss):			
Hydrocarbons:			
Gas Monetization	$ 59	$ 40	$ 83
Oil and Gas	24	20	13
Downstream	23	16	28
Technology	14	14	17
Total job income	120	90	141
Gain on disposition of assets	-	-	1
Division overhead	(27)	(25)	(26)
Total Hydrocarbons business group income	93	65	116
Infrastructure, Government and Power:			
North America Government and Defense	73	82	92
International Government and Defense	22	17	22
Infrastructure and Minerals	14	24	15
Power and Industrial	6	22	15
Total job income	115	145	144
Division overhead	(32)	(41)	(39)
Total IGP business group income	83	104	105
Services:			
Job income	45	39	43
Loss on disposition of assets	-	-	(1)
Division overhead	(19)	(18)	(17)
Total Services business unit income	26	21	25
Ventures:			
Job income	7	5	8
Division overhead	(1)	(1)	(1)
Total Ventures business unit income	6	4	7
Other:			
Job income	6	2	2
Impairment of goodwill	-	(6)	-
Division overhead	(1)	(1)	(3)
Total Other business unit income	5	(5)	(1)
Total business unit income	$ 213	$ 189	$ 252

 KBR, Inc.: Revenue and Operating Results by Business Unit
(Millions)
(Unaudited)

 KBR, Inc.:  Backlog Information (a)
(Millions)

 (a)  Backlog is presented differently depending on if the contract is consolidated by KBR or is accounted for under the equity method of accounting. Backlog related to consolidated projects is presented as 100% of the expected revenue from the project. Backlog related to unconsolidated joint ventures is presented as KBR’s percentage ownership of the joint venture’s revenue. However, because these projects are accounted for under the equity method, only KBR’s share of future earnings from these projects will be recorded in revenue. Our backlog for projects related to unconsolidated joint ventures totaled $1.9 billion, $1.9 billion and $2.1 billion at September 30, 2010, June 30, 2010 and December 31, 2009, respectively. Our backlog related to consolidated joint ventures with noncontrolling interest totaled $4.3 billion, $4.1 billion and $4.6 billion at September 30, 2010, June 30, 2010 and December 31, 2009, respectively.

As of September 30, 2010, 20% of our backlog was attributable to fixed-price contracts and 80% was attributable to cost-reimbursable contracts. For contracts that contain both fixed-price and cost-reimbursable components, we classify the components as either fixed-price or cost-reimbursable according to the composition of the contract except for smaller contracts where we characterize the entire contract based on the predominate component.

All backlog is attributable to firm orders as of September 30, 2010, June 30, 2010, and December 31, 2009.

(b)	Backlog attributable to unfunded government orders was $0.2 billion, $0.2 billion and $0.3 billion as of September 30, 2010, June 30, 2010 and December 31, 2009, respectively.

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